FPB BANCORP, INC.

WAIVER

DECEMBER 5, 2008

In consideration for the benefits I will receive as a result of my employer’s participation in the United States Department of the Treasury’s TARP Capital Purchase Program, I hereby voluntarily waive any claim against the United States or my employer for any changes to my compensation or benefits that are required to comply with the regulation issued by the Department of the Treasury as published in the Federal Register on October 20, 2008.

I acknowledge that this regulation may require modification of the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including so-called “golden parachute” agreements) that I have with my employer or in which I participate as they relate to the period the United States holds any equity or debt securities of my employer acquired through the TARP Capital Purchase Program.

This waiver includes all claims I may have under the laws of the United States or any state related to the requirements imposed by the aforementioned regulation, including without limitation a claim for any compensation or other payments I would otherwise receive, any challenge to the process by which this regulation was adopted and any tort or constitutional claim about the effect of these regulations on my employment relationship.

_______________________
Name

STATE OF FLORIDA                                                                )
COUNTY OF ST. LUCIE                                                                           )

On the ___ day of _________, 2008, before me personally appeared ______, who is personally known to me and who executed the above Waiver and acknowledged to me that the same was duly executed.

________________________
                                                                                                                                       Notary Public
(SEAL)

FPB Bancorp, Inc.
UST Seq. No. 179